EXHIBIT NO. 99.(j) 3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references made to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm and Financial Statements” in the Statements of Additional Information of MFS Emerging Markets Debt Fund and MFS Emerging Markets Debt Local Currency Fund, each a series of MFS Series Trust X, in Post-Effective Amendment No. 89 to the Registration Statement (Form N-1A, No. 33-1657).

We also consent to the incorporation by reference, in such Statements of Additional Information of our reports, dated September 18, 2012, with respect to the financial statements and financial highlights of MFS Emerging Markets Debt Fund and MFS Emerging Markets Debt Local Currency Fund included in the Annual Reports to Shareholders for the fiscal year ended July 31, 2012.

s/s ERNST & YOUNG LLP
Ernst & Young LLP

Boston, Massachusetts

November 26, 2012